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                                                                       Exhibit 5


                              BINGHAM MCCUTCHEN LLP
                               150 Federal Street
                           Boston, Massachusetts 02110

                               September 17, 2002

Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, Massachusetts 02421

     Re: Registration Statement on Form S-8 Under the Securities Act of 1933, as amended

Dear Sir or Madam:

     We have acted as counsel for Cubist Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on September 18, 2002 (the "Registration Statement").

     The Registration Statement covers the registration of an additional 1,927,067 shares of common stock, $0.001 par value per share, of the Company (the "Shares"), which are to be issued by the Company upon exercise of stock options issued or to be issued pursuant to the Cubist Pharmaceuticals, Inc. Amended and Restated 1993 Stock Option Plan, the Cubist Pharmaceuticals, Inc. Amended and Restated 2000 Equity Incentive Plan and the Cubist Pharmaceuticals, Inc. 2002 Directors' Stock Option Plan (each a "Plan", and collectively, the "Plans").

     We have reviewed the corporate proceedings of the Company with respect to the authorization of each Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

     We further assume that all Shares issued upon exercise of options granted or to be granted pursuant to each Plan will be issued in accordance with the terms of each such Plan and that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares.

     This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options duly granted pursuant to each Plan and against the payment of the purchase price therefor, will be validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              /s/ BINGHAM MCCUTCHEN LLP
                              BINGHAM MCCUTCHEN LLP